Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2016
FIRST QUARTER ENDED MAY 2, 2015

Consolidated Results

First Quarter

Sales

First quarter net sales increased 5.1% to $661 million in Fiscal 2016 from $629 million in Fiscal 2015. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	1st Qtr	1st Qtr
Same Store Sales:	FY16	FY15
Journeys Group	5%	1%
Schuh Group	2%	0%
Lids Sports Group	(1)%	0%
Johnston & Murphy Group	3%	0%
Total Genesco	3%	0%

	1st Qtr	1st Qtr
Comparable Direct Sales:	FY16	FY15
Journeys Group	11%	19%
Schuh Group	17%	(6)%
Lids Sports Group	62%	5%
Johnston & Murphy Group	6%	(3)%
Total Genesco	27%	3%

	1st Qtr	1st Qtr
Same Store and Comparable Direct Sales:	FY16	FY15
Journeys Group	5%	1%
Schuh Group	4%	(1)%
Lids Sports Group	3%	1%
Johnston & Murphy Group	3%	(1)%
Total Genesco	4%	1%

Through May 23, 2015, May same store sales increased 5% and direct sales increased 28% on a comparable basis; and combined comparable sales increased 7%.

Exhibit 99.2

Gross Margin

First quarter gross margin was 49.4% this year compared with 50.2% last year, primarily reflecting lower gross margins in Lids, Schuh and Johnston & Murphy.

SG&A

Selling and administrative expense for the first quarter this year were 46.5% compared to 46.6% of sales last year. Included in expenses this quarter is $0.9 million, or $0.04 per diluted share, in expense related to deferred purchase price in the Schuh acquisition. A deferred purchase price cash payment of £15 million was paid in June 2014. The remaining deferred purchase price cash payment of £10 million is due in June 2015 if the payees remain employed until the payment date. As we have discussed before, because of the retention feature, U.S. GAAP requires deferred purchase price payments to be expensed as compensation. Last year, expenses in the quarter included $3.1 million, or $0.13 per diluted share, of deferred purchase price. Last year’s expenses also included a charge of $5.7 million, or $0.15 per diluted share, recognized in connection with a change to the accounting treatment of “banked” bonuses under the Company’s EVA Incentive Plan. During the first quarter of last year, an amendment to the EVA Incentive Plan had the result of restoring the accounting treatment of banked bonuses that had been in effect prior to the accounting change last year. With the Plan amendment, the Company recorded a one-time charge of $5.7 million in the first quarter last year, representing the total of all “banked” bonuses as of the date of the amendment, resulting in no amortization of banked bonuses in future periods. Excluding the deferred purchase price expense from both periods and the effects of the bonus-related accounting change from last year, SG&A as a percent of sales increased to 46.4% from 45.3% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Also included in last year’s first quarter SG&A expense, but not eliminated from the adjusted expense, is $1.4 million, or $0.05 per diluted share, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement calls for a total payment of up to £28 million including payroll taxes to Schuh employees payable in Fiscal 2016 if they have achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. As we have discussed previously, there have been quarterly accruals for portions of this payment, reflecting an estimate of the probability, based on Schuh’s performance, that it will be earned. The final contingent bonus accrual was made in the fourth quarter of Fiscal 2015 and there will be no P&L expense related to it in the current year. We will, however, pay out the total long-term incentive earned in full during the second quarter this year, given Schuh’s outperformance to expectations since the acquisition.

Asset Impairment and Other Items

The asset impairment and other charge of $2.6 million for the first quarter of Fiscal 2016 included network intrusion expenses of $1.8 million, asset impairments of $0.7 million and $0.1 million of other legal matters. Last year’s first quarter asset impairment and other gain of $1.1 million included a lease termination gain of $3.1 million for a Lids store, partially offset by network intrusion expenses of $1.2 million and asset impairments of $0.8 million. The asset impairment and other charge, the deferred purchase price expense, and the effects of the bonus-related accounting change referenced above are collectively referred to as “Excluded Items” in the discussion below.

Exhibit 99.2

Operating Income

Genesco’s operating income for the first quarter was $16.3 million this year compared with $23.7 million last year. Adjusted for the Excluded Items in both periods, operating income for the first quarter was $19.8 million this year compared with $31.4 million last year. Adjusted operating margin was 3.0% of sales in the first quarter this year and 5.0% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $0.6 million, compared with $0.7 million for the same period last year.

Pretax Earnings

Pretax earnings for the quarter were $15.6 million this year and $23.0 million last year. Adjusted for the Excluded Items in both years, pretax earnings for the quarter were $19.2 million this year compared to $30.7 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Taxes

The effective tax rate for the quarter was 36.3% this year compared to 38.7% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items, was 36.6% this year compared to 37.1% last year. This year’s lower tax rates reflect expectations of increased earnings in lower tax jurisdictions driven by expectations of increased earnings at Schuh due to no contingent bonus accruals and reduced deferred purchase price expense this year versus last year.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $9.9 million, or $0.42 per diluted share, in the first quarter this year, compared to earnings of $14.1 million, or $0.60 per diluted share, in the first quarter last year. Adjusted for the Excluded Items in both periods, first quarter earnings from continuing operations were $12.1 million, or $0.51 per diluted share this year, compared with $19.3 million, or $0.81 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Exhibit 99.2

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the first quarter increased 9.0% to $206 million from $189 million last year.

Same store sales for the quarter decreased 1% this year compared to flat same store sales last year. Comparable direct sales increased 62% compared to 5% last year. Comparable sales, including both same store and comparable direct sales, increased 3% this year compared to 1% last year. Through May 23, 2015, same store sales for May increased 3%; e-commerce sales increased 54%; and combined comparable sales increased 7%.

The Group’s gross margin as a percent of sales decreased 330 basis points due primarily to increased promotional activity, increased shipping and warehouse expense, and changes in sales mix. SG&A expense as a percent of sales increased 270 basis points from 48.0% to 50.7%, due primarily to increased store related expenses from the growth of 232 stores from last year in the Locker Room concepts including 154 Macy’s Locker Room locations.

The Group’s first quarter operating loss was $(3.4) million, or (1.6%) of sales, down from operating income of $8.1 million, or 4.3% of sales, last year.

Journeys Group

Journeys Group’s sales for the quarter increased 6.3% to $279 million from $262 million last year.

Same store sales for the Group were up 5%, compared with 1% last year; comparable direct sales increased 11% this year and 19% last year. Combined comparable sales increased 5% this year compared with 1% last year. Through May 23, 2015, same store sales for May increased 7%; comparable direct sales increased 23%; and combined comparable sales increased 7%.

Adjusted gross margin for the Journeys Group was flat for the quarter at 51.8%.

The Journeys Group’s adjusted SG&A expense increased 70 basis points as a percent of sales for the first quarter, reflecting increased store related expenses, including a 39 basis point increase in advertising, primarily due to increased catalog distribution to drive traffic to the stores.

The Journeys Group’s adjusted operating income for the quarter was $24.4 million, or 8.8% of sales, compared to $24.6 million, or 9.4% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Schuh Group

Schuh Group’s sales in the first quarter were $79 million, compared to $81 million last year, a decrease of 3.3%. Schuh Group sales decreased $9.3 million in the first quarter this year as a result of a decrease in the exchange rate in the first quarter this year compared to the same period last year. Same store sales increased 2% in the quarter compared to flat same store sales last year; direct sales increased 17% compared to a 6% decrease last year; and total comparable sales increased 4% compared to a 1% decrease last year. Through May 23, 2015, same store sales for May increased 3%; comparable direct sales increased 11%; and total comparable sales increased 4%.

Exhibit 99.2

Schuh Group’s gross margin was down 100 basis points in the quarter due primarily to increased shipping and warehouse expenses and changes in sales mix. Schuh Group’s adjusted SG&A expense decreased 130 basis points due primarily to not having a contingent bonus accrual in the first quarter this year compared to a $1.4 million accrual for the same period last year.

Schuh Group’s adjusted operating loss for the quarter was ($1.7) million, or (2.2%) of sales compared with ($2.0) million, or (2.5%) of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Johnston & Murphy Group

Johnston & Murphy Group’s first quarter sales increased 4.7%, to $66 million, compared to $63 million in the first quarter last year.

Johnston & Murphy wholesale sales increased 5% for the quarter. Same store sales increased 3% compared to flat same store sales last year; direct sales increased 6% compared to a 3% decrease last year; and combined comparable sales increased 3% compared to a 1% decrease last year. Through May 23, 2015, same store sales for May increased 8%; e-commerce and catalog sales increased 15%; and combined comparable sales increased 8%.

Johnston & Murphy’s gross margin for the Group decreased 50 basis points in the quarter primarily due to increased markdowns and changes in sales mix. Adjusted SG&A expense as a percent of sales increased by 70 basis points, due primarily to increased occupancy costs and selling salaries.

The Group’s adjusted operating income was $4.0 million or 6.0% of sales, compared to $4.5 million, or 7.1% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Licensed Brands

Licensed Brands’ sales decreased 5.8% to $31 million in the first quarter this year, compared to $32 million in the first quarter last year. Gross margin was up 220 basis points, due primarily to changes in product mix.

SG&A expense as a percent of sales was up 310 basis points primarily due to increased advertising, bad debt expense, bonus and freight expenses.

Operating income for the quarter was $3.0 million or 9.9% of sales, compared with $3.5 million, or 10.8% of sales, last year.

Corporate

Corporate expenses were $9.1 million or 1.4% of sales, compared with $7.0 million or 1.1% of sales last year. Adjusted for the applicable Excluded Items, corporate expenses were $6.5 million this year compared to $7.3 million last year, primarily due to decreased bonus accruals. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

Balance Sheet

Cash
Cash at the end of the first quarter was $90 million compared with $72 million last year. We ended the quarter with $28 million in U.K. debt, compared with $33 million in U.K. debt last year. There were no revolver borrowings for the first quarter of either year.

We did not repurchase any shares during the first quarter this year. During Fiscal 2015, we repurchased 64,709 shares at a cost of about $5 million, or $71.63 per share. We currently have $61 million remaining in the most recent buyback authorization.

Inventory

Inventories increased 8% in the first quarter on a year-over-year basis. Retail inventory per square foot increased 1%.

Equity

Equity was $1.0 billion at quarter-end, compared with $941 million last year.

Exhibit 99.2

Capital Expenditures and Store Count

For the first quarter, capital expenditures were $24 million and depreciation and amortization was $19 million. During the quarter, we opened 15 new stores and closed 34 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,618 stores compared with 2,540 stores at the end of the first quarter last year, or an increase of 3%. Square footage increased 7% on a year-over-year basis, including the Macy’s locations and 5% excluding them. The store count as of May 2, 2015 included:

Lids stores (including 114 stores in Canada)	925
Lids Locker Room Stores (including 40 stores in Canada)	208
Lids Clubhouse stores	31
Journeys stores (including 35 stores in Canada)	833
Journeys Kidz stores	187
Shï by Journeys stores	47
Underground by Journeys stores	104
Schuh Stores (including 7 Kids stores)	111
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	172

Total Stores	2,618

Locker Room by Lids in Macy’s stores	187
Total Stores and Macy’s Locations	2,805

Exhibit 99.2

For Fiscal 2016, we are forecasting capital expenditures in the range of $115 to $130 million and depreciation and amortization of about $81 million. Our current store openings and closing plans by chain are as follows:

	Actual	Projected	Projected	Projected	Projected
	Jan 2015	New	Conversions	Closings	Jan 2016

Journeys Group	1,182	58		(23)	1,217
Journeys stores (U.S.)	799	20		(6)	813
Journeys stores (Canada)	35	8		0	43
Journeys Kidz stores	189	30		(5)	214
Shï by Journeys	49	0		(2)	47
Underground by Journeys	110	0		(10)	100

Johnston & Murphy Group	170	10		(4)	176

Schuh Group	108	22		(1)	129
Schuh Stores	102	18		(1)	119
Schuh Kids	6	4		0	10

Lids Sports Group	1,364	25	0	(23)	1,366
Lids hat stores (U.S.)	815	15	1	(11)	820
Lids hat stores (Canada)	117	5	(3)	(2)	117
Lids Locker Room, Locker Room by Lids in Macy’s stores & Lids Clubhouse	432	5	2	(10)	429
Total Stores	2,824	115	0	(51)	2,888

Exhibit 99.2

Comparable Sales Assumptions in Fiscal 2016 Guidance

Our guidance for Fiscal 2016 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Actual	Guidance	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY16
Journeys Group	5%	3 - 4%	5 - 6%	4 - 5%	4 - 5%
Lids Sports Group	3%	4 - 5%	3 - 4%	3 - 4%	3 - 4%
Schuh Group	4%	3 - 4%	2 - 3%	1 - 2%	2 - 3%
Johnston & Murphy Group	3%	2 - 3%	2 - 3%	2 - 3%	2 - 3%

Total Genesco	4%	3 - 4%	4 - 5%	3 - 4%	3 - 4%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the timing and costs of our initiatives to improve performance in the Lids Sports Group; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; the effectiveness of our omnichannel initiatives; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.